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Exhibit 23.1.2
                         CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement and related Prospectus of Generex Biotechnology Corporation ("the Company") of our report dated September 14, 2000, except as to Notes 16(D) and 16(E) as to which the dates are September 29, 2000 and October 5, 2000, respectively, on the consolidated financial statements of the Company for the year ended July 31, 2000, which consolidated financial statements are incorporated by reference in the Company's Annual Report on form 10-K for the fiscal year ended July 31, 2002 in the Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.




/s/ WithumSmith+Brown, P.C.
---------------------------
New Brunswick, New Jersey
June 25, 2003